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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO.    )*
                                            ---

                                Blockbuster Inc.
                                ----------------
                                (Name of Issuer)

                     Common Stock, $.01 par value per share
                     --------------------------------------
                         (Title of Class of Securities)

                                    093679108
                                    ---------
                                 (CUSIP Number)

                               December 31, 2001
                               -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 4 pages

                                  SCHEDULE 13G



CUSIP No.               093679108
                        ---------


------------------------------------------------------------------------------------------------------------------------------------
   1.     Names of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).
          A I M Management Group Inc., on behalf of itself and its wholly-owned subsidiaries, A I M Advisors, Inc. and
          A I M Capital Management, Inc.
          I.D. No. 74-1881407

------------------------------------------------------------------------------------------------------------------------------------
   2.     Check the Appropriate Box if a Member of a Group (See Instructions)
          (a)
               --------------------------------------------------------------------------------------
          (b)
               --------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
   3.     SEC Use Only
                        -----------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
   4.     Citizenship or Place of Organization        Delaware

------------------------------------------------------------------------------------------------------------------------------------
                         5.     Sole Voting Power                       4,021,800

                        ------------------------------------------------------------------------------------------------------------
Number of Shares         6.     Shared Voting Power                ---------------
Beneficially Owned
by Each Reporting       ------------------------------------------------------------------------------------------------------------
Person With              7.     Sole Dispositive Power                  4,021,800

                        ------------------------------------------------------------------------------------------------------------
                         8.     Shared Dispositive Power           ---------------

------------------------------------------------------------------------------------------------------------------------------------
   9.     Aggregate Amount Beneficially Owned by Each Reporting Person                          4,021,800

------------------------------------------------------------------------------------------------------------------------------------
   10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                                               ----------------
------------------------------------------------------------------------------------------------------------------------------------
   11.    Percent of Class Represented by Amount in Row (9)                               12.4%

------------------------------------------------------------------------------------------------------------------------------------
   12.    Type of Reporting Person (See Instructions)             HC

------------------------------------------------------------------------------------------------------------------------------------



                               Page 2 of 4 pages

                                  SCHEDULE 13G



Item 1(a)     NAME OF ISSUER:

              Blockbuster Inc.

Item 1(b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              1201 Elm Street
              Dallas, TX  75270

Item 2(a)     NAME OF PERSON FILING:

              A I M Management Group Inc.

Item 2(b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE:

              11 Greenway Plaza, Suite 100
              Houston, Texas  77046

Item 2(c)     CITIZENSHIP:

              State of Delaware

Item 2(d)     TITLE OF CLASS OF SECURITIES:

              Common Stock, $.01 par value per share

Item 2(e)     CUSIP NUMBER:

              093679108

Item 3        TYPE OF REPORTING PERSON:

              Parent Holding Company, in accordance with section
              240.13d-1(b)(1)(ii)(G)

Item 4(a)     AMOUNT BENEFICIALLY OWNED AS OF DECEMBER 31, 2001:

              4,021,800

Item 4(b)     PERCENT OF CLASS:

              12.4%

Item 4(c)     NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

              (i)   Sole power to vote or to direct the vote:                                4,021,800
              (ii)  Shared power to vote or to direct the vote:                              N/A
              (iii) Sole power to dispose or to direct the disposition of:                   4,021,800
              (iv)  Shared power to dispose or to direct the disposition of:                 N/A

Item 5        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

              N/A

Item 6        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

              N/A



                               Page 3 of 4 pages

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
              COMPANY:

              A I M Advisors, Inc. and A I M Capital Management, Inc., Investment Advisers registered under Section 203 of the Investment Advisers Act

Item 8        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

              N/A

Item 9        NOTICE OF DISSOLUTION OF A GROUP:

              N/A

Item 10       CERTIFICATION:

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

              SIGNATURE:

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                  January 8, 2002
                                                Date


                                  /s/ CAROL F. RELIHAN
                                  ---------------------------------------------
                                                   Signature


                                  Carol F. Relihan
                                  Senior Vice President, Secretary and
                                    General Counsel
                                  A I M Management Group Inc.
                                  ---------------------------------------------
                                                  Name/Title



** Please call Jesse Frazier at (713) 214-4780 with questions regarding this filing.



                               Page 4 of 4 pages